CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2009 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 6.4% to $300.2 million;

Operating Income Increases 18.7% to $92.8 million --

Corona, CA – August 6, 2009 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the three- and six-months ended June 30, 2009.

Gross sales for the 2009 second quarter increased 6.7 percent to $345.8 million from $324.1 million in the same period last year. Net sales for the three-months ended June 30, 2009 increased 6.4 percent to $300.2 million from $282.2 million a year ago.

Gross profit, as a percentage of net sales, for the 2009 second quarter was 53.9 percent, compared with 51.8 percent for the comparable 2008 second quarter. Operating expenses for the 2009 second quarter increased to $69.0 million from $68.0 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.2 percent for the 2009 second quarter, compared with 5.5 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2009 second quarter were 11.2 percent, compared with 12.1 percent in the same quarter a year ago.

General and administrative expenses for the 2009 second quarter were $22.9 million, compared with $18.3 million for the corresponding quarter last year. Stock based compensation (a non-cash item) was $3.7 million in the second quarter of both 2009 and 2008.

Operating income for the 2009 second quarter increased 18.7 percent to $92.8 million from $78.2 million in the 2008 comparable quarter.

Net income for the 2009 second quarter increased 14.0 percent to $57.3 million, or $0.60 per diluted share, compared with $50.2 million, or $0.51 per diluted share in the same quarter last year.

Net sales for the Company’s DSD segment were $276.4 million for the 2009 second quarter, an increase of approximately 6.9 percent from $258.6 million for the same period in 2008. Net sales for the

Company’s warehouse segment were $23.8 million for the three-months ended June 30, 2009, compared with $23.7 million for the same period in 2008.

Gross sales to customers outside the United States, after the inclusion of sales to certain military customers, were $39.4 million in the 2009 second quarter, compared with $27.0 million in the corresponding quarter in 2008.

Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to sustained strong sales of Monster Energy® drinks, which continue to grow in excess of the category and achieve further gains in market share.

“We are pleased with the strong performance of the Monster Energy® brand in the current challenging economic environment. Our results are even more respectable in light of the overall declines that are being experienced across the board in almost all categories in the North American beverage market, which is the primary market in which we operate.”

Sacks said that the transition to certain Coca-Cola bottlers and new Anheuser-Busch distributors at the end of last year was paying dividends as the Company’s market share nationally in its main channels, namely convenience and grocery, has grown and is now higher than it was prior to the transition. “Similarly, in Canada our market share is now higher than it was prior to the transition. Sales in Mexico also continue to be satisfactory. Sales continue to progress well in Continental Europe. Although we got off to a slow start in the United Kingdom, distribution levels and sales are continuing to improve. Sales in Sweden continue to progress well and Spain is off to a good start. Our launch of Monster Energy® products in Australia a few weeks ago was successful and we were able to secure extensive distribution from inception,” Sacks added.

In the United States, the Company launched Monster Energy® Import in 18.6-ounce resealable aluminum cans during the second quarter as well as X-Presso Monster™-Hammer in 6.75-ounce aluminum cans shortly before the end of the quarter. Both of these products are manufactured in Europe and are imported into the United States. At the beginning of the current quarter, the Company launched Nitrous™ Monster Energy® drinks in resealable 12-ounce sleek aluminum cans in three variants: Super Dry, Anti Gravity and Killer-B.

While sales of Java Monster™ are lower than in the previous year, the decline is primarily attributable to Starbucks entering the market in the middle of the comparable period last year. This category has grown over last year, but is being split between more major participants.

For the six-months ended June 30, 2009 gross sales increased 10.0 percent to $624.7 million from $568.1 million for the comparable period a year earlier. Net sales for the first half of 2009 increased 10.1 percent to $544.5 million from $494.4 million in the same period last year. Both gross and net sales for the six months ended June 30, 2008 were impacted by purchases made by customers in the 2007 fourth quarter in advance of the price increase effective January 1, 2008, for Monster Energy® brand energy drinks in 16-ounce cans and for the Java Monster™ line of non-carbonated dairy based coffee drinks. The Company estimates that approximately three to four percent of gross and net sales for the six months ended June 30, 2008 were reduced by such purchases made by customers in advance of such price increase.

Gross profit as a percentage of net sales was 53.6 percent for the first six months of 2009 compared with 50.8 percent for the same period in 2008.

Operating expenses for the six-months ended June 30, 2009, increased to $133.4 million from $129.9 million in the same period last year. Operating income increased 31.0 percent to $158.6 million from $121.0 million in the first six months of 2008.

Net income for the first half of 2009 increased 25.1 percent to $98.9 million, or $1.04 per diluted share, compared with $79.0 million, or $0.80 per diluted share, for the same period last year.

Auction Rate Securities

During the three-months ended June 30, 2009, the Company redeemed $1.5 million of its auction rate securities at par. At June 30, 2009 the Company held auction rate securities with a face value of $100.5 million ($102.0 million at March 31, 2009 and $112.5 million at December 31, 2008). The Company determined that a cumulative impairment of $12.3 million had occurred at June 30, 2009, ($15.5 million as of March 31, 2009 and $14.9 million as of December 31, 2008), of which $8.3 million was deemed temporary and $4.0 million was deemed other than temporary. As a result, included as a component of other comprehensive loss is $5.0 million, net of taxes as of June 30, 2009. No other-than-temporary impairment charges were recorded for the three months ending June 30, 2009. Included in other income/(expense) is an other-than-temporary impairment of $3.5 million for the six-months ended June 30, 2009. The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call

The Company will host an investor conference call today, August 6, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

            Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices and Vidration™ brand vitamin enhanced waters. For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in consumer preferences; changes in demand due to economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; political, legislative or other governmental actions or events in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2009 AND 2008

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2009	2008	2009	2008

Gross sales, net of discounts & returns*	$ 345,830	$ 324,134	$ 624,684	$ 568,132

Less: Promotional and other allowances**	45,580	41,890	80,228	73,710

Net sales	300,250	282,244	544,456	494,422

Cost of sales	138,421	136,031	252,448	243,489

Gross profit	161,829	146,213	292,008	250,933
Gross profit margin as a percentage of net sales	53.9%	51.8%	53.6%	50.8%

Operating expenses	69,046	68,023	133,448	129,916
Operating expenses as a percentage of net sales	23.0%	24.1%	24.5%	26.3%

Operating income	92,783	78,190	158,560	121,017
Operating income as a percentage of net sales	30.9%	27.7%	29.1%	24.5%

Other income (expense):
Interest and other income, net	401	2,769	1,418	6,395
Other-than-temporary impairment of investments	-	-	(3,539)	-
Total other income (expense)	401	2,769	(2,121)	6,395

Income before provision for income taxes	93,184	80,959	156,439	127,412

Provision for income taxes	35,895	30,727	57,584	48,369

Net income	$ 57,289	$ 50,232	$ 98,855	$ 79,043
Net income as a percentage of net sales	19.1%	17.8%	18.2%	16.0%

Net income per common share:
Basic	$0.63	$0.54	$1.09	$0.85
Diluted	$0.60	$0.51	$1.04	$0.80

Case sales (in thousands) (in 192-ounce case equivalents)	29,256	28,716	52,724	50,990
Average net sales price per case	$ 10.26	$ 9.83	$ 10.33	$ 9.70

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 283,283	$ 256,801
Short-term investments	30,290	29,145
Trade accounts receivable, net	101,913	45,233
Distributor receivables	23,994	90,722
Inventories	117,344	116,326
Prepaid expenses and other current assets	13,149	8,379
Prepaid income taxes	-	4,977
Deferred income taxes	9,741	9,741
Total current assets	579,714	561,324

INVESTMENTS	87,902	89,567
PROPERTY AND EQUIPMENT, net	23,835	14,389
DEFERRED INCOME TAXES	63,328	65,748
INTANGIBLES, net	29,819	28,365
OTHER ASSETS	1,899	2,444
TOTAL ASSETS:	$ 786,497	$ 761,837

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 56,489	$ 64,787
Accrued liabilities	27,493	12,524
Accrued distributor terminations	3,865	102,282
Accrued compensation	4,936	6,782
Current portion of debt	772	959
Income taxes payable	8,533	-
Total current liabilities	102,088	187,334

DEFERRED REVENUE	134,134	138,187

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 97,153 shares issued and 90,630 outstanding as of June 30, 2009; 96,851 shares issued and 90,328 outstanding as of December 31, 2008	486	484
Additional paid-in capital	127,185	117,106
Retained earnings	560,535	461,680
Accumulated other comprehensive loss	(5,802)	(10,825)
Common stock in treasury, at cost; 6,523 shares as of June 30, 2009 and December 31, 2008, respectively	(132,129)	(132,129)
Total stockholders' equity	550,275	436,316
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY:	$ 786,497	$ 761,837